UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Piscatella, Michael J.
   c/o Goodrich Corporation
   Four Coliseum Centre
   2730 West Tyvola Rd.
   Charlotte, NC  28217
   USA
2. Issuer Name and Ticker or Trading Symbol
   Goodrich Corporation
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/15/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Group President, Aerostructures and Aviation Technical Services
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/15/0|A   | |6,932.9134***     |(A)|$27.9450   |                   |(D)   |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/15/0|F   | |2,388.3886        |(D)|$27.9450   |                   |(D)   |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/15/0|A   | |460               |A  |           |36,791****         |(D)   |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Options         |        |     |    | |           |   |*    |1/1/0|Common Stock|5,400  |$34.375|            |(D)|            |
                      |        |     |    | |           |   |     |6    |            |       |0      |            |   |            |
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Stock Options         |        |     |    | |           |   |*    |1/1/0|Common Stock|5,300  |$40.125|            |(D)|            |
                      |        |     |    | |           |   |     |7    |            |       |0      |            |   |            |
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Stock Options         |        |     |    | |           |   |*    |1/1/0|Common Stock|8,100  |$41.406|            |(D)|            |
                      |        |     |    | |           |   |     |8    |            |       |3      |            |   |            |
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Stock Options         |        |     |    | |           |   |*    |1/3/0|Common Stock|10,200 |$36.156|            |(D)|            |
                      |        |     |    | |           |   |     |9    |            |       |3      |            |   |            |
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Stock Options         |        |     |    | |           |   |**   |1/2/1|Common Stock|11,340 |$26.593|            |(D)|            |
                      |        |     |    | |           |   |     |0    |            |       |8      |            |   |            |
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Stock Options         |        |     |    | |           |   |**   |2/21/|Common Stock|3,900  |$26.593|            |(D)|            |
                      |        |     |    | |           |   |     |10   |            |       |8      |            |   |            |
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Stock Options         |        |     |    | |           |   |**   |1/1/1|Common Stock|5,180  |$35.687|            |(D)|            |
                      |        |     |    | |           |   |     |1    |            |       |5      |            |   |            |
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Stock Options         |        |     |    | |           |   |**   |1/1/1|Common Stock|20,720 |$38.63 |            |(D)|            |
                      |        |     |    | |           |   |     |1    |            |       |       |            |   |            |
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Stock Options         |        |     |    | |           |   |**   |1/1/1|Common Stock|28,200 |$26.19 |98,340      |(D)|            |
                      |        |     |    | |           |   |     |2    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*     Fully
vested.
**    Vests in 35%, 35% and 30%
annually.
***   Shares acquired under Goodrich Corporation's 2000-2001 Long-Term
Incentive Plan.
****  A fractional share of .5248 was paid in cash to reporting person.
SIGNATURE OF REPORTING PERSON
/s/ Michael J. Piscatella
DATE
3//7/02